Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-284795) of our report dated April 29, 2025, relating to the consolidated financial statements of ESGL Holdings Limited and its subsidiaries (the “Company”), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

/s/ Assentsure PAC

Singapore

April 29, 2025